Exhibit 99.1
7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186
Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Results from a Preliminary Assessment of its Awak Mas Gold Project, Sulawesi, Indonesia

Denver, Colorado, January 17, 2008 — Vista Gold Corp. (TSX & AMEX: VGZ) announces the results from a preliminary assessment for the Awak Mas Project in Sulawesi, Indonesia, that was completed on January 16, 2008, by Gustavson Associates, LLC (“Gustavson”) of Boulder, Colorado, under the direction of Mr. John Rozelle, an independent Qualified Person as defined in Canadian National Instrument 43-101. Vista will file this preliminary assessment entitled “Preliminary Assessment, Awak Mas Gold Project, Sulawesi, Indonesia” on SEDAR.

Gustavson had estimated mineral resources in a report entitled “Report NI 43-101 Technical Report on the Awak Mas Gold Project, Sulawesi, Indonesia” dated June 6, 2007, the results of which were previously reported by Vista in a press release dated June 6, 2007. Based on the June 2007 report, the gold resources for the Awak Mas deposit, reported at a cutoff grade of 0.5 grams of gold per tonne are:

	Tonnes (000s)	Grade (grams per tonne)	Contained Gold Ounces
Measured resources (1)	7,084	1.30	296,000
Indicated resources (1)	34,609	1.22	1,360,000
Measured and indicated resources (1)	41,693	1.24	1,656,000

1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

	Tonnes (000s)	Grade (grams per tonne)	Contained Gold Ounces
Inferred resources (2)	20,425	0.82	539,000

2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

In undertaking the preliminary assessment, Gustavson considered the economic and technical parameters associated with development of the mineral resources by open-pit mining. The study included a process flowsheet based on three stages of laboratory and pilot plant test programs from 1994 to 1997. The flowsheet was developed by Minproc Engineers Ltd. in 1997, and reviewed and approved by Resource Development Inc. of Wheat Ridge, Colorado, for this study. The flowsheet includes a flotation circuit to recover gold associated with sulfide minerals, following which the concentrate would be treated in a carbon-in-leach circuit to recover the gold. The benign tailings from the flotation circuit would flow by gravity into a tailings impoundment and the sulfide tailings would be detoxified, filtered and trucked to a small “dry-stack” sulfide tailings storage facility. MWH Americas Inc. of Denver and Steamboat Springs, Colorado, prepared the tailings disposal sites layout and closure plans, and assessed permitting requirements.

Using a gold cutoff grade of 0.6 g/t, the estimated potentially mineable resources are as shown in the following table.

PRELIMINARY ASSESSMENT STUDY

Estimated Potentially Mineable Resources above a 0.6 g/t Au cutoff grade

January 2008

Class	Mineral Tonnes (x 1000)	Gold Grade (g/t)	Contained Gold (oz)	Total Waste Tonnes (x 1000)	Total Tonnes (x 1000)	Stripping Ratio (W:O)
Measured resources (1)	4,909	1.40	220,959			NA
Indicated resources (1)	16,279	1.37	717,033			NA
Inferred resources (2)	2,595	0.91	75,922			NA
				104,868	128,651	4.41

(1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

In the preliminary assessment, Gustavson considered four different production scenarios, three cases at a production rate of 2.0 million tonnes of ore per year and one case at 3.5 million tonnes of ore per year. All four cases assumed contract mining and a base case gold price of US$625 per ounce. Estimates of projected total gold production ranged from 600,900 ounces to 1,040,000 ounces, with estimated project lives ranging from 7 to 15 years depending on production rate and the ultimate pit shape considered for the scenario. Overall gold recovery is estimated at 90.5%.

Startup capital estimates ranged from US$123.4 million for one of the 2.0 million tonne per year cases to US$177.5 million for the 3.5 million tonne per year case. Total project capital ranged from US$148.3 million to US$217.7 million. Mining costs are estimated at US$1.60 per tonne of material mined, processing costs are estimated at US$10.04 per tonne of ore processed for the 2.0 million tonne per year cases and US$9.67 per tonne of ore processed for the 3.5 million tonne per year case. General and administrative costs are estimated at US$1.9 million per year for all cases.

Gustavson prepared cash flow economic analyses and sensitivity studies for gold prices of US$600, US$625, US$700, US$800, US$900 and US$1,000 per ounce, as well as sensitivities for operating and capital costs. Sensitivities were run to show the positive effect on the project if a lower cost source of electric power can be obtained and/or if infrastructure costs can be lowered.

The following tables summarize the results of the four scenarios. Initial capital and total capital costs include working capital.

VISTA GOLD CORP. — AWAK MAS PRELIMINARY ASSESSMENT

Economic Evaluation Summary of the Four Cases (Before Tax)

Base Case Power: US$0.21/kwh; Access Road: US$10.2 M

Based on US$625 Gold Price

Case (Mtpy/MT)	Initial Investment (US$M)	Total Capital (US$M)	Breakeven Gold Price (US$/oz)	NPV @ 5% (US$M)	Gold Production (Koz)	Cash Op Costs (US$/oz)	Mine Life (Years)
1 (2.0/24)	123.9	158.4	679	(66.7)	904.8	523	12
2 (3.5/30)	177.5	217.7	693	(87.3)	1,040.0	521	9
3 (2.0/14)	123.4	148.3	637	(25.3)	600.9	421	7
4 (2.0/30)	123.9	165.4	688	(81.7)	1,040.0	545	15

The following table summarizes the impact on the project if lower power costs can be obtained and if the cost of improving the access road can be reduced.

VISTA GOLD CORP. — AWAK MAS PRELIMINARY ASSESSMENT

Economic Sensitivity Analysis of the Four Cases (Before Tax)

Based on NPV @ 5% (US$M)

Case (Mtpy/MT)	US$600/oz	US$625/oz	US$700/oz	US$800/oz	US$900/oz	US$1,000/oz
Base Case Power: US$0.21/kwh; Access Road: US$10.2 M
1 (2.0/24)	(81.9)	(66.7)	(21.1)	39.8	100.6	161.5
2 (3.5/30)	(106.0)	(87.3)	(31.4)	43.2	117.8	192.4
3 (2.0/14)	(36.6)	(25.3)	8.5	53.5	98.5	143.5
4 (2.0/30)	(98.2)	(81.7)	(32.3)	33.5	99.4	165.2
Power: US$0.12/kwh; Access Road: US$10.2 M
1 (2.0/24)	(44.1)	(28.9)	16.7	77.5	138.4	199.2
2 (3.5/30)	(57.0)	(38.4)	17.6	92.2	166.7	241.3
3 (2.0/14)	(11.7)	(0.5)	33.3	78.3	123.3	168.3
4 (2.0/30)	(53.6)	(37.1)	12.3	78.1	143.9	209.8
Power: US$0.12/kwh; Access Road: US$2.0 M
1 (2.0/24)	(36.5)	(21.3)	24.3	85.2	146.0	206.9
2 (3.5/30)	(49.3)	(30.7)	25.2	99.8	174.4	248.9
3 (2.0/14)	(4.1)	7.1	40.9	85.9	130.9	175.9
4 (2.0/30)	(45.9)	(29.5)	19.9	85.7	151.6	217.4

The results of the preliminary assessment shown in the economic sensitivity table above indicate that primarily as a result of high energy prices and infrastructure costs, the Awak Mas project needs sustained gold prices in excess of US$800 per ounce to justify development.

The “preliminary assessment” is preliminary in nature and includes inferred mineral resources (8% inferred gold ounces and 93% measured and indicated gold ounces) that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary assessment will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Fred Earnest, Vista’s President and COO, commented, “The preliminary assessment has identified areas of potential improvement which we will investigate as we proceed into the feasibility study period of the Contract of Work. We are optimistic that more detailed studies could potentially enhance the apparent economics of the project. We control a large, potentially prospective land package and we believe the discovery of additional gold will also enhance the project.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. Vista has recently completed a preliminary feasibility study on the Paredones Amarillos project in México that indicated positive results at gold prices lower than those now prevailing. Vista plans to confirm these results with definitive feasibility studies in 2008. Vista is undertaking programs to advance the Paredones Amarillos project, including the purchase of long delivery equipment items, so that construction can begin during the second half of 2008. The results of a preliminary assessment completed in 2007 on the Mt. Todd project in Australia were encouraging and additional technical studies are underway with a definitive feasibility study planned for completion by mid-2009. Vista’s other holdings include the Guadalupe de los Reyes project in México, Yellow Pine project in Idaho, Awak Mas project in Indonesia, Long Valley project in California, and Amayapampa project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information under Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as results of the preliminary assessment for the Awak Mas deposit including previous and recently reported resource estimates, economic and technical parameters associated with possible development of resources at the Awak Mas deposit including mining and processing methods and design of process flowsheet, compliance with permitting requirements, estimated capital costs for the Awak Mas project and estimated operating costs and components thereof, estimated mine life and estimated production over the mine life, gold price projections, estimates of net present value and other economic measures for the Awak Mas project at various gold prices, estimates of breakeven gold prices for various production scenarios, anticipated costs for power and costs for improving the access road to the project, areas for potential improvement in connection with possible development of the Awak Mas project, plans for feasibility studies, preliminary feasibility study results for the Paredones Amarillos project, and plans for a definitive feasibility study and for construction and development activities at the Paredones Amarillos project, plans for evaluation of the Mt. Todd project including preliminary assessment results and plans, timing and results for a definitive feasibility study to be undertaken at the Mt. Todd project, Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements. When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of preliminary assessment results and of feasibility study results and estimates on which such results are based; risks relating to scheduling for feasibility studies; risks relating to cost increases for capital and operating costs including cost of power; risks relating to delays in commencement and completion of construction at the Paredones Amarillos project; risks of shortages of equipment or supplies; risks of inability to achieve anticipated production volume or manage cost increases; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com